CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 033-37577 on Form N-4 of our report dated April 17, 2023, relating to the financial statements and financial highlights of the individual Sub-Accounts which comprise Variable Account D of Union Security Insurance Company, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
April 26, 2023